Exhibit 99.1

Contact: TomoTherapy Incorporated
Thomas E. Powell, CFO
608-824-2800

TomoTherapy Shareholders Approve Merger

June 9, 2011 – TomoTherapy Incorporated (NASDAQ: TOMO), maker of advanced radiation therapy solutions for the treatment of cancer and other diseases, today announced that TomoTherapy shareholders have approved the Agreement and Plan of Merger, dated as of March 6, 2011, which provides for the acquisition by Accuray Incorporated (NASDAQ: ARAY) of all of the outstanding shares of TomoTherapy.

More than 98 percent of votes cast and 79 percent of shares outstanding were voted in favor of the transaction. The companies anticipate the closing of the transaction will occur within one or two business days, assuming all other customary closing conditions are met.

For more information regarding this transaction, please visit: www.accuraytomotherapy.com.

About TomoTherapy Incorporated

TomoTherapy Incorporated develops, markets and sells advanced radiation therapy solutions that can be used to treat a wide variety of cancers, from the most common to the most complex.  The ring gantry-based TomoTherapy® platform combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue.  TomoTherapy’s suite of solutions includes its Hi·Art® treatment system, which has been used to deliver more than three million CT-guided, helical intensity-modulated radiation therapy (IMRT) treatment fractions; the TomoHD™ treatment system, designed to enable cancer centers to treat a broader patient population with a single device; and the TomoMobile™ relocatable radiation therapy solution, designed to improve access and availability of state-of-the-art cancer care.  TomoTherapy’s stock is traded on the NASDAQ Global Select Market under the symbol “TOMO.”  To learn more about TomoTherapy, please visit TomoTherapy.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties associated with the transaction between Accuray and TomoTherapy.  Descriptions of these risks and uncertainties are contained in Accuray’s and TomoTherapy’s filings with the U.S. Securities and Exchange Commission and are hereby incorporated herein by reference.  TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.